Exhibit 2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

Dated as of January 30, 2004

Among

NAVIGANT CONSULTING, INC.

TUCKER ALAN INC.

and

THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 30, 2004, among Navigant Consulting, Inc., a Delaware corporation (“Buyer”), Tucker Alan Inc., a California corporation (“Seller”), and each of the shareholders of Seller listed on the signature pages hereto (the “Shareholders”).

WHEREAS, Seller is engaged in the business of providing financial, damages and accounting analysis (including expert testimony) and business consulting services in North America in connection with pending and threatened litigation, arbitration, mediation and other similar legal disputes (the “Business”); and

WHEREAS, Seller desires to sell, and the Shareholders desire to cause Seller to sell, to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all of the assets, properties and business of Seller, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Seller, the Shareholders and Buyer as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“2005 Shares” means 376,800 shares of common stock, par value $.001 per share (including associated preferred stock purchase rights), of Buyer.

“2006 Shares” means a number of shares of common stock, par value $.001 per share (including associated preferred stock purchase rights), of Buyer equal to the number determined by dividing $7,466,666 by the average closing price per share for shares of Buyer’s common stock on the New York Stock Exchange for the ten trading day period ending on the fifth trading day prior to the date such shares are issued; provided, however, that if Buyer’s common stock is not then listed on the New York Stock Exchange, then: (a) if Buyer’s common stock is listed on another exchange or quoted on a quotation system or traded in the over-the-counter market, then “2006 Shares” shall mean a number of shares of common stock, par value $.001 per share (including associated preferred stock purchase rights), of Buyer equal to the number determined by dividing $7,466,666 by the average closing price per share (or the average of the last bid price per share) for shares of Buyer’s common stock on the primary exchange, quotation system or market on which such shares are listed or quoted, for the ten trading day period ending on the fifth trading day prior to the date such shares are issued; and (b) if Buyer’s common stock is not listed on another exchange or quotation system or traded in the over-the-counter market, then “2006 Shares” shall mean a number of shares of common stock, par value $.001 per share (including associated preferred stock purchase rights), of Buyer equal to the number determined by dividing $7,466,666 by the price per share mutually determined by Buyer and Seller acting in good faith.

“AAA” has the meaning specified in Section 9.19.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Allocation Schedule” has the meaning set forth in Section 3.3.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Balance Sheet” means the audited balance sheet of Seller as of the Balance Sheet Date included in Schedule 5.4.

“Balance Sheet Date” means September 30, 2003.

“Business” has the meaning specified in the recitals to this Agreement.

“Business Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by Seller.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Group Member” means Buyer and its Affiliates and their respective successors and assigns.

“Buyer Sale” means the consummation of (a) a merger, consolidation or similar transaction directly or indirectly involving Buyer or the sale of all or substantially all of the assets of Buyer unless, following any such merger or consolidation the beneficial owners of the voting securities of Buyer outstanding immediately prior to such consummation beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such consummation (including, without limitation, a corporation which as a result of such transaction owns Buyer or all or substantially all of Buyer’s assets either directly or through one or more subsidiaries) or (b) the acquisition by any Person or “group” (within the meaning of Rule 13d-5 under the Exchange Act) in one transaction or a series of related transactions of more than 50% of the voting securities of Buyer entitled to vote generally in the election of directors outstanding immediately after such acquisition; provided, however, that for purposes of subsection (b) of this sentence the following acquisitions of securities shall not constitute or be included when determining whether there has been a Buyer Sale: (i) any acquisition by Buyer or its subsidiaries, or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Buyer or any corporation controlled by Buyer.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Claim Notice” has the meaning specified in Section 8.3.

“Closing” means the closing of the transfer of the Purchased Assets from Seller to Buyer.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Cash Payment” has the meaning specified in Section 3.1.

“Closing Date Shares” means 301,104 shares of common stock, par value $.001 per share (including associated preferred stock purchase rights), of Buyer.

“COBRA Beneficiary” has the meaning specified in Section 7.4.

“Code” means the Internal Revenue Code of 1986.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

“Copyrights” means United States and foreign copyrights and mask works (as defined in 17 U.S.C. § 901), whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Default Date” has the meaning specified in Section 3.2(c).

“Defaulted Cash Payment” has the meaning specified in Section 3.2(c).

“Deferred Cash Payments” has the meaning specified in Section 3.2(b).

“Deferred Shares” has the meaning specified in Section 3.2(a).

“Deposits” has the meaning specified in Section 2.1.

“Dispute” has the meaning specified in Section 9.18.

“Employment Agreements” means, collectively, the Employment Agreements, each in the form of Exhibit A, between Buyer and each of the individuals listed on Schedule 1.1.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Expenses” means any and all out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals); provided, however, that (a) for purposes of computing the amount of Expenses incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Expenses or the circumstances giving rise thereto, and (b) “Expenses” shall in no event include consequential or incidental damages which were not reasonably foreseeable (it being understood that in any event “Expenses” shall include costs related to damages for lost profits).

“Forgiven Amount” has the meaning specified in Section 3.2(c).

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.9.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning specified in Section 8.3.

“Indemnitor” has the meaning specified in Section 8.3.

“Instrument of Assignment” means the Instrument of Assignment in the form of Exhibit B.

“Instrument of Assumption” means the Instrument of Assumption in the form of Exhibit C.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“IRS” means the Internal Revenue Service.

“knowledge” means (a) when used with respect to Seller, the knowledge of one or more of Avram S. Tucker, Alan Peterson, Paul Meyer or Todd Menenberg or (b) when used with respect to Buyer, the knowledge of William Goodyear, Benjamin Perks or Philip Steptoe.

“Leased Real Property” has the meaning specified in Section 5.11.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges; provided, however, that (a) for purposes of computing the amount of Losses incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Losses or the circumstances giving rise thereto, and (b) “Losses” shall in no event include consequential or incidental damages which were not reasonably foreseeable (it being understood that in any event “Losses” shall include damages for lost profits).

“Noncompetition Agreements” has the meaning specified in Section 4.4(g).

“Patent Rights” means United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection, and (d) with respect to any Seller Agreement and any other lease, contract or agreement with respect to the Business not required by the terms of Section 5.19 to be listed in a Schedule to this Agreement, any Encumbrance embodied in the express terms of such Seller Agreement or other lease, contract or agreement except, in each case, to the extent such Encumbrance, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Possible Excluded Matters” has the meaning specified in Section 2.2(e).

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” has the meaning specified in Section 2.1.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Business Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Business Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Agreements” has the meaning specified in Section 5.20.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

“Seller Group Member” means: (a) for all purposes under this Agreement Seller or any Shareholder and their respective Affiliates and their respective successors and assigns; and (b) for purposes of Section 8.2(v) only, the persons identified in clause (a) of this sentence and the persons identified in Schedule 4.4(h) and their respective successors and assigns.

“Seller’s ERISA Plans” has the meaning specified in Section 5.17.

“Shareholder Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Shareholder under this Agreement or in connection herewith.

“Shareholder Percentage” means, with respect to any Shareholder, the percentage set forth opposite the name of such Shareholder on Exhibit D.

“Shareholders” has the meaning specified in the first paragraph of this Agreement.

“Shares” means, collectively, the Closing Date Shares, the 2005 Shares and the 2006 Shares.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Specified Matters” has the meaning specified in Section 2.2(e).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Tax” (and, with correlative meaning, “Taxable”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes Seller.

“Trademarks” means United States, state and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.

“Trade Secrets” means confidential ideas, trade secrets, know-how, developments, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, databases, customer lists, supplier lists, mailing lists, business plans, or other proprietary information.

“Transfer” has the meaning specified in Section 7.6.

“Transferring Employee” has the meaning specified in Section 7.4.

“Transition Services Agreement” means the Transition Services Agreement in the form of Exhibit H between Buyer and Seller.

1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute, when used in respect of a covenant or agreement to be performed after the date hereof, means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of Seller and the goodwill associated therewith and all of the assets and properties of Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist on the Closing Date (other than Excluded Assets) (herein collectively called the “Purchased Assets”), including, all right, title and interest of Seller in, to and under the following, as the same shall exist on the Closing Date (other than Excluded Assets):

(a) all of the assets reflected on the Balance Sheet, except for those assets disposed of or converted into cash after the Balance Sheet Date;

(b) all client deposits and prepayments owned or possessed by Seller and all rights to any such deposits or prepayments, in each case for work not completed as of the Closing Date (“Deposits”);

(c) the real estate leases and leasehold improvements listed or described in Schedule 5.11;

(d) the equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.13;

(e) the personal property leases listed in Schedule 5.14;

(f) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith), and the agreements, contracts, licenses, sublicenses, assignments and indemnities, listed in Schedule 5.15;

(g) the contracts, agreements or understandings listed or described in Schedule 5.19;

(h) all of Seller’s client engagements, contracts or agreements with clients, client relationships, client work papers and client lists;

(i) any assets that become Purchased Assets pursuant to Section 9.13(b);

(j) all Trade Secrets and other proprietary or confidential information of Seller;

(k) the Software listed in Schedule 5.15;

(l) all of Seller’s rights, claims or causes of action against third parties relating to the Purchased Assets (it being understood that notwithstanding the foregoing, if a claim or cause of action is commenced by a third party against Seller and such claim or cause of action relates to the business or operations of Seller prior to the Closing and will have no material adverse continuing effect on the Business or the Purchased Assets as a whole, then Seller shall, to the extent such claim or cause of action relates to such business or operations of Seller prior to the Closing, (i) retain its rights, claims and causes of action against such third party solely for the purposes of commencing a counter-claim; and (ii) retain all rights to any award, settlement, compromise or other resolution of such counter-claim);

(m) all books and records (including all data and other information stored on discs, tapes or other media) of Seller, including sales, advertising and marketing materials; and

(n) all telephone, telex and telephone facsimile numbers, Internet sites and addresses and other directory listings utilized by Seller.

For the avoidance of doubt, Buyer acknowledges that: (i) Seller is not selling, transferring, assigning, conveying or delivering to Buyer (and the Purchased Assets shall not include) any client work papers, client proprietary or confidential information or other asset or interest therein that is not owned by Seller but is owned by a client of Seller; provided that Buyer shall have access to such client work papers, client proprietary or confidential information or other asset to the extent necessary to perform engagements for such client, subject to any required consent of such client; and (ii) certain matters handled by Seller (which are expected to be transferred to Buyer) are classified by a Governmental Body and involve classified documents, materials and information (and that access to such matters, documents, materials and information are limited to certain specified employees of Seller).

2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a) all cash, cash equivalents and marketable securities, except for the Deposits;

(b) all accounts receivable generated by the Business and all work-in-process as of the Closing Date in each case in accordance with generally accepted accounting principles consistently applied;

(c) all notes receivable from officers of Seller;

(d) Seller’s rights, claims or causes of action against third parties relating to the Business which might arise in connection with the discharge by Seller of the Excluded Liabilities or the collection by Seller of the Excluded Assets;

(e) the client matters listed on Schedule 2.2(e)(i) (the “Specified Matters”) and, subject to Section 9.13(b), Schedule 2.2(e)(ii) (the “Possible Excluded Matters”) and the client relationships and client work papers and any Deposits related to the Specified Matters and Possible Excluded Matters;

(f) all Governmental Permits;

(g) all contracts of insurance and all proceeds under such contracts;

(h) all minute books and stock transfer books of Seller;

(i) Seller’s employee benefit agreements, plans or arrangements listed in Schedule 5.17(A) or otherwise maintained by Seller on behalf of persons employed by Seller;

(j) all refunds of any Tax for which Seller is entitled to receive pursuant to Section 7.2;

(k) all rights of Seller and the Shareholders under this Agreement and each Seller Ancillary Agreement and Shareholder Ancillary Agreement, including documentation of the transactions contemplated by this Agreement;

(l) all assets identified in Schedule 2.2(l); and

(m) all books and records (including all data and other information stored on discs, tapes or other media) of Seller relating to: (i) Taxes; and (ii) the Excluded Assets.

2.3. Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:

(a) all liabilities and obligations of Seller to be paid or performed after the Closing Date (including obligations of $496,579.55 for deferred rent) under (i) the Seller Agreements and (ii) the leases, contracts and other agreements with respect to the

Business not required by the terms of Section 5.19 to be listed in a Schedule to this Agreement, except in each case, to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

(b) any liabilities or obligations that are assumed pursuant to Section 9.13(b); and

(c) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 7.2.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.”

2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption or Section 9.13(b) (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this Agreement:

(a) any liabilities in respect of Taxes for which Seller is liable pursuant to Section 7.2;

(b) any payables and other liabilities or obligations of Seller to any of its employees or Affiliates or any Shareholder or former employee or shareholder of Seller, including any accrued bonuses as of the Closing;

(c) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(d) any liabilities or obligations in respect of any Excluded Assets;

(e) any liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Schedule 5.21 (except as provided in Section 8.2(v)); or

(f) any liabilities and obligations related to, associated with or arising from (i) the occupancy, operation, use or control of any of the Business Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Requirements of Laws, including liabilities and obligations related to, or arising from, any Release of any Contaminant on, at or from the Business Property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property.

ARTICLE III

PURCHASE PRICE

3.1. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:

(i) $45,603,421 in cash (the “Closing Date Cash Payment”), plus

(ii) the Closing Date Shares; plus

(iii) the 2005 Shares and the 2006 Shares; plus

(iv) the Deferred Cash Payments.

3.2. Deferred Purchase Price Payments. (a) Subject to the provisions of Sections 3.2(c) and 3.2(d), on January 15, 2005, Buyer shall issue and deliver to Seller (or upon Seller’s written request, issue and deliver to Seller and one or more Shareholders in the aggregate), as part of the Purchase Price, the 2005 Shares and on January 15, 2006, Buyer shall issue and deliver to Seller (or upon Seller’s written request, issue and deliver to Seller and one or more Shareholders in the aggregate), as part of the Purchase Price, the 2006 Shares (collectively, the “Deferred Shares”).

(b) Subject to the provisions of Section 3.2(c) and Section 9.16, on January 15, 2005, Buyer shall pay to Seller, as part of the Purchase Price, a cash payment equal to $13 million and on January 15, 2006, Buyer shall pay to Seller, as part of the Purchase Price, a cash payment equal to $10 million (such payments being referred to collectively as the “Deferred Cash Payments”). If Buyer shall fail to pay when due any Deferred Cash Payment (including any portion thereof) pursuant to Section 3.2(b), simple interest shall accrue on the unpaid amount of such Deferred Cash Payment from the date such Deferred Cash Payment was due to the date of payment, at a per annum rate equal to 12% or, if less, the maximum interest rate permitted under applicable law.

(c) If Buyer shall fail to pay any Deferred Cash Payment (including any portion thereof or interest accrued thereon) pursuant to Section 3.2(b) on or prior to the 180th day (the “Default Date”) after such Deferred Cash Payment was due (such unpaid Deferred Cash Payment, and all interest accrued thereon being referred to as the “Defaulted Cash Payment”), then (i) subject to Section 9.16, all Deferred Cash Payments (and all interest accrued thereon) will become due and payable on the Default Date, (ii) if any Deferred Shares shall not have been previously issued, Buyer shall issue all such unissued Deferred Shares on the Default Date, (iii) from and after the Default Date, the restrictions on the Shares set forth in Section 7.6 shall cease and neither Seller nor any Shareholder shall be bound by the provisions of Sections 7.6 or 7.7 of this Agreement and (iv) on or prior to the 30th day after the Default Date, Seller shall notify Buyer by written notice delivered to Buyer, whether any Shareholder has elected to forgive (x) all (but not less than all) Deferred Cash Payments (and all interest accrued thereon) that have not become due that would otherwise have been payable or allocable to such Shareholder (determined by multiplying such Shareholder’s Shareholder Percentage by the total amount of such unpaid Deferred Cash Payments and interest) and (y) one-half of the Defaulted Cash

Payments (the aggregate amount so forgiven by all Shareholders being referred to as the “Forgiven Amount”), in which case (A) no Shareholder who has so elected shall thereafter be bound by the provisions of the Noncompetition Agreement executed by such Shareholder and (B) neither Seller nor any Shareholder shall have any further recourse against Buyer or any of its Affiliates related to the Forgiven Amount, such election constituting the sole and exclusive remedy of Seller and the Shareholders for failure to pay the Forgiven Amount.

(d) If any Buyer Sale shall be consummated, then (i) all Deferred Shares that have not been issued as of the time immediately prior to such consummation shall be issued immediately prior to such consummation, (ii) any Deferred Cash Payments which have become due prior to such consummation, together with all interest incurred thereon, shall be paid immediately prior to such consummation, (iii) Buyer shall, immediately prior to the consummation of such Buyer Sale, deliver to Seller an irrevocable bank letter of credit from a major money center bank securing any other Deferred Cash Payment that has not become due as of the consummation of such Buyer Sale and (iv) the restrictions set forth in Sections 7.6 and 7.7 shall cease.

3.3. Allocation of Purchase Price. The Purchase Price (including, for purposes of this Section 3.3, any other consideration paid to Seller including the Assumed Liabilities) shall be allocated among the Purchased Assets in the manner set forth in Schedule 3.3 (the “Allocation Schedule”). Buyer and Seller each agrees to file IRS Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agrees to provide the other promptly with any other information required to complete IRS Form 8594.

3.4. Dissenting Shares. Each of the Shareholders hereby acknowledges that, notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Chapter 13 of the California Corporations Code are applicable to the transactions contemplated by this Agreement, the holders of any shares of Seller capital stock that, as of the Closing Date, are or may become “dissenting shares” within the meaning of Section 1300(b) of the California Corporations Code shall be entitled to such rights as may be granted to such holder or holders in Chapter 13 of the California Corporations Code.

ARTICLE IV

CLOSING

4.1. Closing Date. The Closing shall be consummated at 10:00 A.M., local time, on the date hereof, or such later date as may be agreed upon by Buyer and Seller, at the offices of Sidley Austin Brown & Wood LLP, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Buyer and Seller. The Closing shall be deemed to be effective as of 12:01 A.M., Chicago time, on such date, and such time and date are sometimes referred to herein as the “Closing Date.”

4.2. Payment on the Closing Date. At Closing Buyer shall (a) pay Seller an amount equal to the Closing Date Cash Payment by wire transfer of immediately available funds to the account in the United States specified by Seller in writing to Buyer prior to the Closing and (b) issue and deliver to Seller a certificate representing (or upon Seller’s written request, issue and deliver to Seller and one or more Shareholders, certificates representing in the aggregate) the Closing Date Shares.

4.3. Buyer’s Additional Deliveries. At Closing Buyer shall deliver to Seller all the following:

(a) a copy of Buyer’s certificate of incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(c) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the certificate of incorporation of Buyer since a specified date; (ii) the by-laws of Buyer; (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance by Buyer of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(d) the Instrument of Assumption duly executed by Buyer;

(e) the Employment Agreements duly executed by Buyer; and

(f) the Transition Services Agreement duly executed by Buyer.

4.4. Seller’s Deliveries. At Closing Seller and the Shareholders shall deliver to Buyer all the following:

(a) a copy of the articles of incorporation of Seller certified as of a recent date by the Secretary of State of the State of California;

(b) a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of California;

(c) a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the articles of incorporation of Seller since a specified date; (ii) the by-laws of Seller; (iii) the resolutions of the board of directors of Seller and of the stockholders of Seller authorizing the execution and performance by Seller of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement;

(d) the Instrument of Assignment duly executed by Seller;

(e) the Employment Agreements duly executed by each party thereto (other than Buyer);

(f) an Agreement regarding Confidential Information, Intellectual Property and Non-Solicitation Agreement (the “Confidential Information Agreements”), substantially in the form of Exhibit E, duly executed by each Shareholder;

(g) a Noncompetition Agreement (the “Noncompetition Agreements”), substantially in the form of Exhibit F, duly executed by each Shareholder;

(h) a Nonsolicitation Agreement, substantially in the form of Exhibit G, duly executed by each person identified in Schedule 4.4(h);

(i) the Transition Services Agreement duly executed by Seller;

(j) all consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(k) an assignment, in recordable form, with respect to each of the leases of real estate described in Schedule 5.11, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(l) assignments, in recordable form, with respect to each of the registered Copyrights, issued Patent Rights, registered Trademarks and pending applications for the registration or issuance of any Copyrights, Patent Rights and Trademarks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(m) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer; and

(n) a list of the client addresses for each open matter listed on Schedule 5.24.

In addition to the above deliveries, Seller and the Shareholders shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets (it being understood that any software or other intellectual property included in the Purchased Assets (including any documentation relating thereto) that can be transmitted to Buyer electronically will be so delivered to Buyer promptly following the Closing and will not be delivered to Buyer on any tangible medium).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

AND THE SHAREHOLDERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and the Shareholders jointly and severally represent and warrant to Buyer as follows in Sections 5.1 through 5.26, and each Shareholder (as to such Shareholder only) represents and warrants to Buyer as follows in Sections 5.27 and 5.28, each subject to such exceptions as are disclosed in writing in the Disclosure Schedule supplied by Seller and the Shareholders to Buyer on the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Seller and the Shareholders specifically referenced in such disclosure:

5.1. Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly qualified to transact business and is in good standing in each of the jurisdictions listed in Schedule 5.1, which jurisdictions are the only ones in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchased Assets or the operations, profits or financial condition of Seller. No other jurisdiction has demanded, requested or otherwise indicated that Seller is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted. The Shareholders own shares of capital stock representing 100% of the combined voting power of all the issued and outstanding shares of capital stock of Seller entitled to vote generally in the election of directors and 100% of the issued and outstanding shares of capital stock of Seller.

True and complete copies of the articles of incorporation and all amendments thereto and of the by-laws, as amended to date, of Seller have been delivered or made available to Buyer.

5.2. Subsidiaries and Investments. Seller does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or (ii) control any corporation, partnership, joint venture or other entity.

5.3. Authority of Seller. (a) Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements. The shareholders of Seller have duly and properly approved this Agreement and the principal terms of sale of the Business to Buyer. The execution, delivery and performance of this Agreement and such Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller’s board of directors and the shareholders of Seller and do not require any further authorization or consent of Seller or its shareholders. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and each of the Seller Ancillary Agreements has been duly authorized by Seller and is a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement by Seller or any Shareholder or any of the Seller Ancillary Agreements by Seller or any of the Shareholder Ancillary Agreements by any Shareholder or the consummation by Seller or any Shareholder of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment by Seller or any Shareholder of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the articles of incorporation or by-laws of Seller, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other instrument to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, (D) any Court Order to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (E) any Requirements of Laws affecting Seller or the Purchased Assets.

(c) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement by Seller or any of the Seller Ancillary Agreements by Seller or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.

(d) Seller has caused to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. All such filings by Seller were, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act. The waiting period under the HSR Act with respect to the transactions contemplated hereby expired on December 26, 2003.

5.4. Financial Statements. Schedule 5.4 contains (i) the audited balance sheets of Seller as of December 31, 1999, 2000, 2001 and 2002 and the related statements of income and cash flows for the years then ended, together with the appropriate notes to such financial statements, and (ii) the audited balance sheet of Seller as of the Balance Sheet Date and the related statements of income and cash flows for the nine months ended September 30, 2003. Except as set forth therein or in the notes thereto or in Schedule 5.4 such balance sheets and statements of income and cash flow have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved, and such balance sheets and related statements of income and cash flow present fairly the financial position and results of operations of Seller as of their respective dates and for the respective periods covered thereby.

5.5. Operations Since Balance Sheet Date. (a) Except as set forth in Schedule 5.5(A), since the Balance Sheet Date, there has been

(i) no material adverse change in the Purchased Assets, the Business or the operations, profits or financial condition of Seller, and, to the knowledge of Seller, no fact or condition exists or is contemplated or threatened which would reasonably be expected to cause such a change in the future; and

(ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business in any material respect.

(b) Except as set forth in Schedule 5.5(B), since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, Seller has not:

(i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from Seller to any Shareholder or to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the material assets reflected on the Balance Sheet or any material assets acquired by Seller after the Balance Sheet Date, except for minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

(ii) cancelled any debts owed to or claims held by Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(iii) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized or operating lease obligations (as defined by generally accepted accounting principles);

(iv) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(v) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(vi) made, or agreed to make, any payment of cash or distribution of assets to any Shareholder or any of its Affiliates, other than the payment of salaries, bonuses or expense reimbursement in the ordinary course of the Business consistent with past practice and other than distributions of Excluded Assets and distributions of the Purchase Price;

(vii) instituted any increase in any compensation payable to any employee of Seller or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Seller other than in the ordinary course of the Business consistent with past practice and other than as contemplated by this Agreement;

(viii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 7.2(a) or accelerating deductions to periods for which Seller is liable pursuant to Section 7.2(a)); or

(ix) made any material change in the accounting principles and practices used by Seller from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended.

5.6. No Undisclosed Liabilities. Except as set forth in Schedule 5.6, Seller is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth or reserved for in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of the Business consistent with past practice.

5.7. Taxes. (a) Except as set forth in Schedule 5.7 and except to the extent that would not have a material adverse effect on the Purchased Assets, the Business or the operations, profits or financial condition of Seller, (i) Seller has filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (iv) there is no action, suit, audit, claim or assessment pending with respect to Taxes and, to the knowledge of Seller, there is no investigation with respect to Taxes, no such action, suit, audit, claim, assessment or investigation is pending; (v) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes; (vi) all monies required to be withheld by Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; (vii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code; (viii) none of the Purchased Assets is properly treated as owned by persons other than Seller for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (ix) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or subject to a so-called “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (x) following the Closing Date, pursuant to any agreement or arrangement entered into by Seller or any Affiliate thereof on or prior to the Closing Date, Buyer will not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (xi) Seller is not a party to any Tax allocation or sharing agreement; and (xii) Seller has not been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was the Seller), or has any liability for the Taxes of any person (other than Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(b) Seller has made a valid election under Section 1362 of the Code to be treated as an “S corporation” and has at all times since the date of its incorporation qualified as an “S corporation” for purposes of Subchapter S of the Code; with respect to all states which for state tax purposes allow a corporation to be treated as an “S corporation” or similar entity entitled to special tax treatment, all elections for such treatment have been properly and validly made in such states and Seller has maintained compliance at all times with all applicable qualifications and filing procedures for such treatment.

5.8. Availability of Assets. (a) Except as set forth in Schedule 5.8 and except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business (including all books, records, computers and computer programs and data processing systems, other than those included in the Excluded Assets) and are in good operating condition and repair (subject to normal wear and tear) and are suitable for the uses for which they are being used.

(b) There are no material services provided by Seller or any Affiliate of Seller utilizing either (i) assets (other than the Excluded Assets) not included in the Purchased Assets or (ii) employees not listed in Schedule 5.17(G).

5.9. Governmental Permits. (a) Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”). Schedule 5.9 sets forth a list of each Governmental Permit. Complete and correct copies of all of the material Governmental Permits have heretofore been delivered or made available to Buyer by Seller.

(b) Except as set forth in Schedule 5.9, (i) Seller has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which would reasonably be expected to adversely affect the rights of Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller or any Shareholder; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect.

5.10. Real Property. Seller does not own any real property or hold any option to acquire any real property.

5.11. Real Property Leases. Schedule 5.11 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the uses being made thereof, and the location of the real property covered by such lease or other agreement) under which Seller is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property”). Except as set forth in such Schedule, Seller currently has quiet enjoyment of all the Leased Real Property and the leasehold or other interest of Seller in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of any title opinions, surveys and appraisals in Seller’s possession or any policies of title insurance currently in force and in the possession of Seller with respect to each parcel of Leased Real Property have heretofore been delivered or made available by Seller to Buyer.

5.12. Condemnation. To the knowledge of Seller, neither the whole nor any part of the Leased Real Property or the Business is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

5.13. Personal Property. Schedule 5.13 contains a list of all equipment, vehicles, furniture and other personal property owned by Seller having an original cost of $1,000 or more and used in or relating to the Business.

5.14. Personal Property Leases. Schedule 5.14 contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person.

5.15. Intellectual Property; Software. (a) Schedule 5.15 contains a list and description (showing in each case the registered or other owner, and, if Seller is the registered or other owner, the expiration date and registration or application number, if any) of all Copyrights, Patents and Trademarks (including all assumed or fictitious names under which Seller is conducting the Business or has within the previous five years conducted the Business) owned by, licensed to or used by Seller.

(b) Schedule 5.15 contains a list and description of all Software, licensed to or used by Seller; provided that Schedule 5.15 does not list mass market Software licensed to Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements. Seller owns no Software.

(c) Schedule 5.15 contains a list of all agreements, contracts, licenses, sublicenses, assignments and indemnities to which Seller is a party which relate to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 5.15, (ii) any Trade Secrets owned by, licensed to or used by Seller or (iii) any Software listed in Schedule 5.15.

(d) Except as disclosed in Schedule 5.15, Seller either: (i) owns the entire right, title and interest in and to the Intellectual Property included in the Purchased Assets, free and clear of any Encumbrance (other than Permitted Encumbrances), or (ii) has the perpetual, royalty-free right to use the same and to use all Software listed in Schedule 5.15. Except as set forth in Schedule 5.15, Seller is listed in the records of the appropriate United States, state or foreign registry as the sole current owner of record for each application or registration identified in Schedule 5.15 as being owned by Seller.

(e) Except as disclosed in Schedule 5.15: (i) all registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 5.15 as being owned by Seller are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by Seller has not been cancelled or abandoned and is valid and enforceable; and (iii) Seller has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property owned by Seller, and to the knowledge of Seller, there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 5.15 as being owned by Seller; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 5.15 as being owned by Seller (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been delivered or made available by Seller to Buyer.

(f) Except as set forth in Schedule 5.15, (i) no infringement, misappropriation, violation of any Intellectual Property, or violation of any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred (or resulted in any way) from the operations of the Business, (ii) no claim of any infringement, misappropriation, violation of any Intellectual Property or violation of any such rights of any other Person has been made or asserted in respect of the operations of the Business and (iii) Seller has no notice of, or knowledge of any basis for, a claim against Seller that the operations, activities, products, software, equipment, machinery or processes of the Business infringe, misappropriate, or violate any Intellectual Property or any such rights of any other Person.

(g) Except as disclosed in Schedule 5.15, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material Intellectual Property on behalf of Seller or any predecessor in interest thereto either: (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement under which Seller is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment or an agreement to assign in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.

5.16. Title to Property. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.

5.17. Employees and Related Agreements; ERISA. (a) Schedule 5.17(A) sets forth a list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) covering any employee or former employee of Seller (collectively, “Seller’s ERISA Plans”). Except as set forth in Schedule 5.17(A), (i) Seller has never maintained any employee pension benefit plan and (ii) Seller has never been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(b) Except as set forth in Schedule 5.17(B), Seller has delivered or made available to Buyer, with respect to each Seller’s ERISA Plan, correct and complete copies, where applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) the summary plan description currently in use and any other summary plan description in use at any time since January 1, 2000, (v) discrimination testing reports performed during the last two plan years and a description of any corrective action taken in response to any such reports and (vi) copies of correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding any plan audit or investigation or any intent to conduct a plan audit.

(c) Except as set forth in Schedule 5.17(C), each Seller’s ERISA Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and no circumstance exists which might cause such Plan to cease being so qualified.

(d) Each Seller’s ERISA Plan complies, and has been administered to comply, with all Requirements of Law, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Seller, threatened involving any such Plan or the assets of any such Plan.

(e) Seller has no obligations under Seller’s ERISA Plans or otherwise to provide health or death benefits to or in respect of former employees of Seller, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

(f) Seller has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (i) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA. Assuming that each of Seller’s ERISA Benefit Plans which is subject to Title IV of ERISA were terminated as of the Closing Date, Seller would have no liability under Title IV of ERISA as a result of such termination.

(g) Schedule 5.17(G) contains: (i) a list of all employees of Seller as of the date of this Agreement; (ii) the positions, service dates, position dates and, if any, leave status (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid) of each such employee; (iii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of Seller) provided by Seller to any such employees; (iv) a list of all present or former employees of Seller paid in excess of $100,000 in calendar year 2003 who have terminated or given notice of their intention to terminate their relationship with Seller since January 1, 2003; (v) a list of any increase, effective after January 1, 2003, in the rate of compensation of any employees or commission salespersons; (vi) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of January 1, 2003 was in excess of $100,000 per annum and (vii) a list of all COBRA Beneficiaries.

(h) Except as set forth in Schedule 5.17(H), (i) to the knowledge of Seller, no employee, officer, director or Affiliate of Seller has any direct or indirect interests in the business of competitors of the Business, and (ii) there are no situations with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

5.18. Employee Relations. Except as set forth in Schedule 5.18, Seller has complied in all material respects with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply in any material respect with any of the foregoing. Seller believes that its relations with its employees are satisfactory. Seller is not a party to, and the Business is not affected by or, to the knowledge of Seller, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller. Seller is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any customer of the Business. No union organizing or election activities involving any non-union employees of Seller have occurred since January 1, 1997 or, to the knowledge of Seller, are threatened as of the date hereof.

5.19. Contracts. Except as set forth in Schedule 5.19 or any other Schedule hereto, Seller is not a party to or bound by:

(i) any contract for the purchase, sale or lease of real property;

(ii) any contract for the purchase of services, materials, supplies or equipment which involved the payment of more than $50,000 in 2003, which Seller reasonably anticipates will involve the payment of more than $50,000 in 2004 or which extends beyond January 1, 2005;

(iii) any contract for the sale of goods or services which involved the payment of more than $50,000 in 2003, which Seller reasonably anticipates will involve the payment of more than $50,000 in 2004 or which extends beyond January 1, 2005;

(iv) any contract for the purchase, licensing or development of software to be used by Seller, except for mass market software licensed to Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements;

(v) any consignment, distributor, dealer, manufacturers representative, sales agency contract;

(vi) any guarantee of the obligations of customers, suppliers, officers, directors, employees, shareholders, Affiliates or others;

(vii) any contract not made in the ordinary course of the Business consistent with past practice;

(viii) any contract or agreement which provides for a most favored pricing provision for any client of Seller;

(ix) any contract which limits or restricts where Seller may conduct the Business; or

(x) any other contract, agreement, commitment, understanding or instrument which is material to Seller or the Business.

5.20. Status of Contracts. Except as set forth in Schedule 5.20 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 5.11, 5.14, 5.15, 5.17 and 5.19 (collectively, the “Seller Agreements”) constitutes a valid and binding obligation of Seller (and, to the knowledge of Seller, of any of the other parties thereto) and is in full force and effect and (except as set forth in Schedule 5.3) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect immediately thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has fulfilled and performed in all material respects its obligations under each of the Seller Agreements, and Seller is not in, or alleged to be in, breach or default in any material respect under any of the Seller Agreements and, to the knowledge of Seller, no other party to any of the Seller Agreements is in breach or default in any material respect thereunder, and, to the knowledge of Seller, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or by any such other party. Seller is not currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Seller Agreements have heretofore been delivered or made available to Buyer by Seller.

5.21. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.21:

(i) the Purchased Assets and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders;

(ii) Seller has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business and Seller has not been excluded or debarred from providing services to a Governmental Body or to any customer that participates in a program sponsored by a Governmental Body;

(iii) there are no lawsuits, claims, suits or proceedings pending against Seller and, to the knowledge of Seller, there are no investigations pending and no lawsuits, claims, suits, proceedings or investigations threatened against or affecting Seller nor, to the knowledge of Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant;

(iv) there is no action, suit or proceeding pending against Seller or, to the knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

(v) neither Seller nor the Purchased Assets are subject to any Court Order, other than protective orders and similar orders, or Requirements of Laws, in the ordinary course of business.

5.22. Environmental Matters. Except as set forth in Schedule 5.22:

(i) to the knowledge of Seller, none of Seller nor any of the present Business Property or operations of Seller, or the past Business Property or operations of Seller, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of Business Property) respecting (i) any Remedial Action or (ii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

(ii) Seller has not: (A) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent; (B) filed a notice pursuant to Section 103(c) of CERCLA; (C) filed notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or (D) filed any notice under any applicable Requirements of Laws relating to the environment reporting a substantial violation of any such applicable Requirements of Laws;

(iii) to the knowledge of Seller, there is not now nor has there ever been, on or in any Business Property: (A) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or (B) any underground storage tank or surface impoundment or landfill or waste pile.

(iv) to the knowledge of Seller, there is not now nor has there ever been on or in any Business Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

(v) neither Seller nor any Shareholder has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant; and

(vi) to the knowledge of Seller, any asbestos-containing material which is on or part of any Business Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Requirements of Laws.

5.23. Insurance. Schedule 5.23 sets forth a list and brief description of all policies of insurance maintained, owned or held by Seller on the date hereof and all claims made or notices given by Seller thereunder since January 1, 2001. Seller has complied in all material respects with each of such insurance policies. Seller has delivered or made available to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Purchased Assets.

5.24. Matters. Schedule 5.24 sets forth a list of names of the ten largest matters (measured by dollar volume of revenues) of Seller and the percentage of the Business which each such matter represents or represented during each of the years ended December 31, 1999, 2000, 2001, 2002 and 2003. Except as set forth in Schedule 5.24, there exists no actual or, to the knowledge of Seller, threatened termination, cancellation or limitation of the business relationship of Seller with any current matter listed in Schedule 5.24.

5.25. No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to William Blair & Company, L.L.C., whose fees and expenses, to the extent payable, shall be paid by Seller.

5.26. Seller Securities Law Matters. Seller acknowledges that (a) it has been furnished with such documents, materials and information as it deems necessary or appropriate for evaluating an investment in Buyer (including, without limitation, Buyer’s 2002 Annual Report to Shareholders, its proxy statement dated March 27, 2002 with respect to its 2003 Annual Meeting of Shareholders, its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and its Current Reports on Form 8-K dated January 30, 2003, April 7, 2003, April 22, 2003, July 22, 2003, October 21, 2003, January 7, 2004 and January 12, 2004 and the description of Buyer’s shares of common stock and associated preferred stock purchase rights contained in the Registration Statements on Form 8-A filed by Buyer with the Securities and Exchange Commission on September 16, 1996 and on December 7, 1999, respectively) and confirms that it has made such further investigation of Buyer as was deemed appropriate to evaluate the merits and risks of this investment and (b) it has had the opportunity to ask questions of, and receive answers from, the officers of Buyer and persons acting on Buyer’s behalf, concerning the terms and conditions of the offering of the Shares. Seller is acquiring the Shares solely for its own account with the intention of holding the Shares for purposes of investment only, and Seller has no intention of selling the Shares in violation of the federal securities laws or any applicable state securities laws; provided that, notwithstanding the foregoing, Seller intends to distribute the Shares to its shareholders in compliance with federal securities laws and any applicable state securities laws. Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Seller understands that the Shares have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Sections 3(b) and 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Because the Shares have not been registered under the Securities Act or applicable state securities laws, the Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. Seller is fully aware (i) of the restrictions on sale, transferability and assignment of the Shares as described in this Agreement, (ii) that Seller and the Shareholders must bear the economic risk of the investment in Buyer for an indefinite period of time, (iii) that Buyer is not obligated to register the Shares under the Securities Act or any state securities laws, and (iv) that because the sale of the Shares has not been registered, an investment in the Shares may not be readily liquidated. Seller acknowledges that each certificate representing the Shares shall bear a legend with respect to the restrictions described in this Section 5.26 and in Section 7.6.

5.27. Authority of Shareholders. (a) Each Shareholder has the legal right, power and capacity to execute, deliver and perform this Agreement and all of the Shareholder Ancillary Agreements to be executed, delivered and performed by such Shareholder. The execution, delivery and performance of this Agreement and each such Shareholder Ancillary Agreement by such Shareholder do not require any further authorization or consent of such Shareholder. This Agreement has been duly executed and delivered by each Shareholder and is the legal, valid and binding obligation of such Shareholder enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and each of the Shareholder Ancillary Agreements to be executed, delivered and performed by such Shareholder is a legal, valid and binding obligation of such Shareholder enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Except as set forth in Schedule 5.27, neither the execution and delivery of this Agreement by Seller or a Shareholder or any of the Shareholder Ancillary Agreements by a Shareholder or the consummation by Seller or a Shareholder of any of the transactions contemplated hereby or thereby nor compliance by Seller or a Shareholder with or fulfillment by Seller or a Shareholder of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (A) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Shareholder is a party or by which such Shareholder is bound, (B) any Court Order to which such Shareholder is a party or by which such Shareholder is bound, or (C) any Requirements of Laws affecting such Shareholder; or

(ii) require the approval, consent, authorization or act of, or the making by such Shareholder of any declaration, filing or registration with, any Person.

(c) No Shareholder has been excluded or debarred from providing services to a Governmental Body or to any customer that participates in a program sponsored by a Governmental Body.

5.28. Shareholder Securities Law Matters. Each of the Shareholders acknowledges that (a) he or she has been furnished with such documents, materials and information as he or she deems necessary or appropriate for evaluating an investment in Buyer (including, without limitation, Buyer’s 2002 Annual Report to Shareholders, its proxy statement dated March 27, 2002 with respect to its 2003 Annual Meeting of Shareholders, its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and its Current Reports on Form 8-K dated January 30, 2003, April 7, 2003, April 22, 2003, July 22, 2003, October 21, 2003, January 7, 2004 and January 12, 2004 and the description of Buyer’s shares of common stock and associated preferred stock purchase rights contained in the Registration Statements on Form 8-A filed by Buyer with the Securities and Exchange Commission on September 16, 1996 and on December 7, 1999, respectively) and confirms that he or she has made such further investigation of Buyer as was deemed appropriate to evaluate the merits and risks of this investment and (b) he or she has had the opportunity to ask questions of, and receive answers from, the officers of Buyer and persons acting on Buyer’s behalf, concerning the terms and conditions of the offering of the Shares. Except as set forth on Schedule 5.28, each of the Shareholders is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Shares. Each of the Shareholders understands that the Shares have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Sections 3(b) and 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Because the Shares have not been registered under the Securities Act or applicable state securities laws, the Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. Each of the Shareholders is fully aware (i) of the restrictions on sale, transferability and assignment of the Shares as described in this Agreement, (ii) that the Shareholders must bear the economic risk of the investment in Buyer for an indefinite period of time, (iii) that Buyer is not obligated to register the Shares under the Securities Act or any state securities laws, and (iv) that because the sale of the Shares has not been registered, an investment in the Shares may not be readily liquidated. Each of the Shareholders acknowledges that each certificate representing the Shares shall bear a legend with respect to the restrictions described in this Section 5.28 and in Section 7.6.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and the Shareholders as follows:

6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

6.2. Authority of Buyer. (a) Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and is a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or by-laws of Buyer, (B) any material note, agreement, mortgage, lease, license, franchise, permit or other instrument to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

(c) Buyer has caused to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. All such filings by Buyer were, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act. The waiting period under the HSR Act with respect to the transactions contemplated hereby expired on December 26, 2003.

6.3. SEC Filings; Financial Statements.

(a) Buyer has delivered or made available to Seller accurate and complete copies (excluding copies of exhibits) of each report and definitive proxy statement filed by Buyer with the Securities and Exchange Commission under the Exchange Act since January 1, 2002 (the “Buyer SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Buyer with the Securities and Exchange Commission under the Exchange Act since January 1, 2002 have been so filed on a timely basis. As of the time it was filed with the Securities and Exchange Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Exchange Act; and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements contained in the Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Securities and Exchange Commission, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Buyer and its consolidated subsidiaries for the periods covered thereby.

6.4. Absence of Changes. Since September 30, 2003, there has been no material adverse change in the operations, profits or financial condition of Buyer.

6.5. No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.6. Capital Stock of Buyer. Subject in all respects to the terms and conditions of this Agreement, the Shares to be issued pursuant to this Agreement (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, or by Buyer’s certificate of incorporation or by-laws or any agreement to which Buyer is a party or is bound, and (ii) will, when issued, be listed on the New York Stock Exchange. Buyer has reserved for issuance a sufficient number of authorized and unissued shares of its common stock to complete the transactions contemplated by this Agreement.

6.7. No Action, Suit or Proceedings. Except as set forth in Schedule 6.7, there is no action, suit or proceeding pending against Buyer or, to the knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Covenant Not to Compete or Solicit Business. (a) In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Seller covenants and agrees that, for a period ending on the fourth anniversary of the Closing Date, neither Seller nor any entity controlled by Seller will:

(i) directly or indirectly (whether as principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business competitive with the Business anywhere in North America (it being understood by the parties hereto that the Business is not limited to any particular region of North America and that such business may be engaged in effectively from any location in North America); or

(ii) induce or attempt to persuade, on behalf of any other business organization in competition with the Business, any employee, consultant, agent or customer of Seller to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship with any such business organization;

provided, however, that nothing set forth in this Section 7.1 shall prohibit Seller or any entity controlled by Seller from owning as a passive investment not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded or from owning as a passive investment not in excess of 5% in the aggregate of any venture capital fund. Nothing in this Agreement shall prohibit Seller or any entity controlled by Seller from managing, controlling or participating in the performance of, or providing services or advice with respect to, any Possible Excluded Matter pursuant to arrangements satisfactory to Buyer in its reasonable discretion.

(b) If Seller or entity controlled by Seller violates any of its obligations under this Section 7.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 7.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such entity controlled by Seller to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

7.2. Taxes. (a) Seller shall be liable for and pay, and shall indemnify Buyer against, all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that Buyer shall not be liable for any Taxes for which Seller or any Shareholder is liable under this Agreement. For purposes of this Section 7.2, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b) Notwithstanding Section 7.2(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid by one-half by Seller and one-half by Buyer. Buyer and Seller each agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.2. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(d) After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 7.2; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to the Business with respect to any such taxable period.

(e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.

7.3. Discharge of Business Liabilities. Seller covenants and agrees that Seller will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer pursuant to instruments of assumption delivered to Seller at the Closing or pursuant to Section 9.13(b), it being understood and agreed that Buyer is assuming no liabilities or obligations of Seller other than liabilities and obligations so expressly assumed by Buyer hereunder.

7.4. Employees and Employee Benefit Plans. (a) Promptly after the Closing, Buyer shall make an offer of employment to each of the employees of Seller other than the employees listed on Schedule 7.4 (which offer shall (i) include base salary no less than the base salary currently being paid to such employee by Seller, as adjusted in accordance with Section 7.8 and (ii) in the case of employees with the title of Senior Engagement Manager or higher, be conditioned upon, among other things, the execution by such employee of a Confidential Information Agreement). Buyer shall not terminate any employee of Seller who becomes an employee of Buyer or its subsidiaries or other Affiliates for a period of six months after the Closing unless: (i) such termination is for Cause (as defined in the Employment Agreement entered into by such employee or, if no Employment Agreement has been entered into by such employee, as defined in the Noncompetition Agreement); (ii) Buyer obtains the prior written consent of Seller with respect to such termination; or (iii) Buyer pays such terminated employee an amount equal to the greater of his or her base salary as in effect immediately prior to the Closing or as in effect at the time of termination, for the period from the date of termination through the end of the sixth month following the Closing. With respect to each employee of Seller who does not become an employee of Buyer on the Closing Date (other than those listed on Schedule 7.4), Seller and the members of the board of directors of Seller shall encourage such employee to become an employee of Buyer promptly following the Closing Date. For purposes of determining eligibility to participate and vesting under any employee benefit plan of Buyer, employees of Seller who become employees of Buyer and actually perform services for Buyer on the Closing Date or within twelve (12) weeks immediately thereafter (the “Transferring Employees”) shall receive service credit for service with Buyer to the same extent such credit was granted under Seller’s comparable employee benefit plans. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Buyer to continue the employment of any employee for any period following the Closing Date and (ii) nothing in this Agreement shall preclude Buyer from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

(b) To the extent permitted therein, (i) all Transferring Employees and their eligible dependents shall be covered by Buyer’s medical, prescription drug, dental, vision, flexible spending (with respect to medical and/or dependent care expenses), life and accidental death and dismemberment plans on the first day of the calendar month immediately following the Closing Date; and (ii) Buyer shall use commercially reasonable efforts to cause to be waived any pre-existing conditions or other limitations and eligibility waiting periods under such plans with respect to all Transferring Employees and their eligible dependents. Seller shall pay any premiums and take any other actions necessary to continue coverage under Seller’s medical, prescription drug, dental, vision, life and accidental death and dismemberment plans for the Transferring Employees until and including the last day of the calendar month in which the Closing Date occurs. To the extent permitted by the applicable insurance contracts or plans, each Transferring Employee shall receive credit under Buyer’s medical, prescription drug, dental and vision plans for all amounts paid during the current calendar year under comparable plans maintained by Seller, including deductible amounts and coinsurance amounts.

(c) With respect to each Transferring Employee, Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date. Buyer shall not assume or be obligated to pay, perform or discharge any liability or obligation under any employee benefit plan of Seller or its Affiliates.

(d) Seller shall transfer to Buyer on the Closing Date complete copies of the personnel records of Transferring Employees who have consented to such transfer of records.

(e) Buyer shall have no liabilities: (i) related to the employees of Seller who do not become Transferring Employees; (ii) related to Transferring Employees to the extent such liability arises from any action, event or course of conduct prior to the Closing Date; or (iii) to the extent such liability arises under or relates to any employee benefit plan of Seller or any of its Affiliates.

(f) Buyer shall not have responsibility for any severance or termination pay obligations and damages for wrongful dismissal, including, without limitation, obligations arising under the common law, incurred with respect to any period of employment prior to the Closing Date for employees of Seller or any of its Affiliates who do not become Transferring Employees.

(g) Seller shall be responsible for satisfying “continuation coverage” requirements for all “group health plans” under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law with respect to each employee of Seller who does not become a Transferring Employee (and any spouse, dependents or beneficiary of such employee) and with respect to each former employee of Seller whose employment terminated before the Closing Date and any spouse, dependents or beneficiary of such former employee (each such person entitled to “continuation coverage”, a “COBRA Beneficiary”). To satisfy this obligation, Seller shall use commercially reasonable efforts to continue to maintain in effect all “group health plans” that are in effect immediately prior to the Closing Date until such time as all rights to “continuation coverage” for all COBRA Beneficiaries have ended under all applicable laws; provided, that if Seller is unable, using commercially reasonable efforts, to continue such “group health plans” in effect for the entire period of time during which “continuation coverage” must be provided pursuant to applicable laws, Buyer shall provide such coverage under one or more of its “group health plans” for the remainder of such period.

7.5. Change in Corporate Name. Seller agrees promptly after the Closing Date to change its name to a name that does not include the words “Tucker,” “Alan,” “TAI” or any variation thereof.

7.6. Additional Transfer Restrictions. (a) In addition to the restrictions described in Sections 5.26 and 5.28 (but subject to Section 3.2), Seller shall not, directly or indirectly, offer, sell, contract to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law), grant any option to purchase or otherwise sell or reduce its risk with respect to (collectively, a “Transfer”), any Shares for a period ending on the 366th day after the date such Shares were issued pursuant to Sections 3.1 or 3.2, as the case may be.

(b) The restrictions on transfers of Shares and of Section 7.6 shall not apply to any of the following Transfers of Shares:

(i) from Seller to Buyer or to a Shareholder; provided that any Transfer of the Shares to a Shareholder shall not be made unless such Shareholder has delivered to Buyer a signed copy of this Agreement or a written agreement in form and substance satisfactory to Buyer agreeing to the restrictions on such Shares provided hereby and containing representations similar to those provided in Section 5.28;

(ii) from: (A) a Shareholder to Seller; or (B) from a Shareholder on death by will or intestacy to his or her immediate family or to a trust, the beneficiaries of which are exclusively such Shareholder and/or a member (or members) of his or her immediate family or from a Shareholder during his or her lifetime to a trust, the trustees and beneficiaries of which are exclusively such Shareholder and/or a member (or members) of his or her immediate family; provided that in each such case prior to any such Transfer each transferee shall execute a written agreement in form and substance satisfactory to Buyer, agreeing to the restrictions on such Shares provided hereby and containing representations similar to those provided in Section 5.28; or

(iii) pursuant to a Buyer Sale.

(c) The portion of the legend on the Shares relating to sale of the Shares without compliance with the registration provisions of the Securities Act shall be removed from a particular certificate representing such Shares when an opinion of counsel reasonably satisfactory to Buyer has been delivered to Buyer to the effect that any such security may be freely sold to the public without compliance with the registration provision of the Securities Act.

(d) Whenever the restrictions imposed by this Section 7.6 terminate or lapse as to any particular Shares, the holder thereof shall be entitled to receive from Buyer, without expense, upon delivery to Buyer of the existing certificate representing such Shares, a new certificate not bearing the restrictive legend with respect to the restrictions described in this Section 7.6.

7.7. Restrictions on Ownership. So long as Seller holds any Shares, Seller shall not (i) register any Transfer of any shares of capital stock of Seller, (ii) issue additional capital stock or (iii) permit any existing shareholder to Transfer any capital stock of Seller, each without the written consent of Buyer (which consent shall not be unreasonably withheld or delayed); provided, however, that nothing in this Agreement shall prohibit any shareholder of Seller from transferring or assigning to Seller such shareholder’s shares of capital stock of Seller.

7.8. Additional Employee Compensation. Buyer shall increase the annual pre-bonus, base compensation for the fiscal year ending December 31, 2004 for each employee of Seller who becomes an employee of Buyer within thirty days after the Closing Date and for whom Seller and Buyer mutually determine shall receive an increase, by an amount for each employee (the “Targeted Amount”) mutually determined by Buyer and Seller prior to the Closing Date; provided that (a) the aggregate Targeted Amount for all employees of Seller shall be $2,500,000 and (b) if any employee of Seller does not become an employee of Buyer within thirty days after the Closing Date, neither the Targeted Amount for such employee nor any portion thereof shall be allocated or paid to any other employee of Seller who so becomes an employee of Buyer. At or prior to the first to occur of the next meeting of the board of directors of Buyer following the Closing and February 29, 2004, Buyer shall grant to employees of Seller with the title of Principal (not including Shareholders) who become employees of Buyer on or within thirty days after the Closing Date, shares of restricted common stock of Buyer pursuant to Buyer’s long-term incentive plans, such shares to be granted in amounts for each such employee as Seller and Buyer mutually determine prior to or promptly after the Closing Date (provided that the aggregate number of shares so granted to all such employees shall not exceed a number equal to the product of the number of such employees (not to exceed thirty-one (31)) multiplied by $50,000, divided by the closing sale price for a share of common stock of Buyer on the New York Stock Exchange on the Closing Date), such shares to be subject to the provisions of such plans, including vesting of one-quarter of such shares on each of the first four anniversaries of the date of grant.

7.9. Assignment or Enforcement of Certain Agreements. In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Seller covenants and agrees that, with respect to each employee of Seller who does become an employee of Buyer after the Closing, Seller shall either (a) assign to Buyer all rights of Seller pursuant to all agreements, covenants or other obligations of such employee relating to noncompetition and nonsolicitation of employees or clients or (b) if such agreements, covenants or obligations cannot be assigned to Buyer, then, upon Buyer’s reasonable request and at Buyer’s sole expense, enforce such agreements, covenants and obligations to the maximum extent permitted by applicable law.

7.10. Right of First Offer. In the event, that during the two year period after the Closing Date, Buyer determines to sell or cause to be sold (a “TAI Sale”) the Business purchased by Buyer pursuant to this Agreement to any third party (whether through a sale of substantially all of the assets of the Business or otherwise), Buyer shall, subject to the execution and delivery by Seller of appropriate confidentiality agreements, furnish to Seller a written notice (the “TAI Sale Notice”) of such determination prior to contacting any third party regarding a TAI Sale; provided that the delivery of a TAI Sale Notice shall not constitute any obligation to sell or pursue the sale of the Business. For a period of 30 days after its receipt of the TAI Sale Notice, Seller shall have the right to make a written proposal to purchase the Business (or the assets of the Business proposed to be sold by Buyer) and, if Seller makes such proposal and Buyer desires to pursue such proposal, Buyer and Seller shall negotiate in good faith the terms of such proposal during such 30-day period. Notwithstanding the foregoing, (a) this Section 7.10 shall apply only to a sale solely of the Business (whether through a sale of substantially all of the assets of the Business or otherwise) and shall not apply to, and a TAI Sale shall not include, a sale of Buyer or a sale in which one or more additional businesses or assets are being sold or transferred if such additional businesses or assets generated revenues at least equal to the revenues generated by the Business for the immediately preceding fiscal year and (b) nothing in this Section 7.10 shall require Buyer to take any action or refrain from taking any action if to do so would (in the opinion of counsel to Buyer) constitute a breach of fiduciary duty.

ARTICLE VIII

INDEMNIFICATION

8.1. Indemnification by Seller and the Shareholders. Seller and each Shareholder jointly and severally agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expense incurred by such Buyer Group Member arising from:

(i) any breach by Seller of any of Seller’s covenants or agreements in this Agreement or in any Seller Ancillary Agreement;

(ii) any breach by any Shareholder of any of such Shareholder’s covenants or agreements in this Agreement or in any Shareholder Ancillary Agreement to which such Shareholder is a party;

(iii) any breach of any warranty or the inaccuracy of any representation of Seller or any Shareholder contained in this Agreement or in any certificate delivered by or on behalf of Seller or any Shareholder pursuant hereto;

(iv) the failure of Seller to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities; or

(v) the failure of Seller to perform any Excluded Liability.

Notwithstanding anything to the contrary contained in this Section 8.1 or elsewhere in this Agreement, (A) with respect to any breach or inaccuracy of Sections 4.4, 5.27, 5.28, 7.6, 9.2 and 9.3, each Shareholder shall be liable only for such Shareholder’s own breach or inaccuracy of such Sections and, with respect to any breach of a Shareholder Ancillary Agreement, each Shareholder shall be liable only for such Shareholder’s own breach of any Shareholder Ancillary Agreement to which such Shareholder is a party (it being understood that no Shareholder shall be liable for any other Shareholder’s breach or inaccuracy of Sections 4.4, 5.27, 5.28, 7.6, 9.2 and 9.3 or of any other Shareholder Ancillary Agreement), and (B) with respect to any breach of Section 7.1, Seller shall be liable only for a breach of Section 7.1 by Seller or an entity controlled by Seller (it being understood that Seller shall not be liable for any breach or inaccuracy by any Shareholder of Sections 5.27, 5.28, 7.6, 9.2 and 9.3 or any Shareholder Ancillary Agreement).

8.2. Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member arising from:

(i) any breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

(ii) any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement;

(iii) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto;

(iv) the failure of Buyer to perform any Assumed Liability; or

(v) any allegation, claim, action or suit made or commenced by or on behalf of any person or entity that is or was a client of Seller or Buyer prior to or as of the Closing against any Seller Group Member (in any capacity and whether before, on or after the Closing Date) relating to any actual or possible conflict of interest arising from, or the termination of any relationship between any Seller Group Member and any such person or entity in connection with, the transactions contemplated by this Agreement, it being understood that, for the avoidance of doubt, allegations, claims, actions and suits arising from work performed (whether before, on or after the Closing Date) under or pursuant to any contracts or engagements that constitute Specified Matters shall not be subject to the indemnification contemplated by this clause (v). Seller acknowledges that, except as specifically described on Schedule 2.2(e)(i) or Schedule 2.2(e)(ii), to the knowledge of Seller, there are no such conflicts of interest identified by Seller to date, it being understood that Buyer and Seller have not completed a complete comparison of their respective client lists and that additional conflicts may be identified.

8.3. Notice of Claims. (a) Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a

“Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known and, if not then known, a reasonable estimate thereof) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) pursuant to Section 9.18 and, if necessary, Section 9.19; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

8.4. Third Person Claims. (a) Subject to Section 8.4(b), the Indemnified Party shall have the right to conduct and control, through counsel reasonably satisfactory to the Indemnitor, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit with respect to itself and its Affiliates without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b) If any third Person claim, action or suit against any Indemnified Party (i) is solely for money damages (ii) is subject to indemnification pursuant to Section 8.2(v) or (iii) where Seller or any Shareholder is the Indemnitor, will have no material adverse continuing effect on the Business or the Purchased Assets, then the Indemnitor shall have the right to conduct and control, through counsel reasonably satisfactory to the Indemnified Party, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit with respect to itself and its Affiliates, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

8.5. Limitations on Indemnification Obligations. (a) The obligations of Seller and the Shareholders pursuant to the provisions of Section 8.1 are subject to the following limitations:

(i) Seller and the Shareholders shall be required to indemnify and hold harmless under Section 8.1(iii) with respect to Loss and Expense incurred by Buyer Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.3, 5.7, 5.16, 5.25 and 5.27, as to which this subsection (i) shall have no effect) only if the aggregate amount of such Loss and Expense exceeds $200,000; provided that if the aggregate amount of such Loss and Expense incurred by Buyer Group Members exceeds $200,000, then this subsection (i) shall not apply and Buyer Group Members shall be entitled to indemnification for all Loss and Expense irrespective of this subsection (i);

(ii) the aggregate amount that Seller and the Shareholders shall be required to indemnify and hold harmless under Section 8.1(iii) shall not exceed an amount equal to $18 million;

(iii) the aggregate amount that any Shareholder shall be required to indemnify and hold harmless under Section 8.1(iii) shall not exceed an amount equal to the product of (A) such Shareholder’s Shareholder Percentage and (B) $18 million;

(iv) the indemnification provided for in Section 8.1(iii) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 8.1(iii) thereafter), except that the indemnification by Seller and the Shareholders shall continue as to: (A) the representations and warranties set forth in Sections 5.1, 5.3, 5.7, 5.16, 5.25 and 5.27 as to all of which no time limitation shall apply and (B) any Loss or Expense of which any Buyer Group Member has notified Seller or the Shareholders in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Seller and the Shareholders shall continue until the liability of Seller and the Shareholders shall have been determined pursuant to this Article VIII, and Seller and the Shareholders shall have reimbursed all Buyer Group Members for the full amount of any such Loss and Expense determined to be payable to such Buyer Group Members in accordance with this Article VIII.

(b) The obligations of Buyer pursuant to the provisions of Section 8.2 are subject to the following limitations:

(i) Buyer shall be required to indemnify and hold harmless under Section 8.2(iii) with respect to Loss and Expense incurred by Seller Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 6.1, 6.2, 6.5 and 6.6, as to which this subsection (i) shall have no effect) only if the aggregate amount of such Loss and Expense exceeds the $200,000; provided, that if the aggregate amount of Loss and Expense incurred by Seller Group Members exceeds $200,000, then this subsection (i) shall not apply and Seller Group Members shall be entitled to indemnification for all Loss and Expense irrespective of this subsection (i);

(ii) the aggregate amount that Buyer shall be required to indemnify and hold harmless under Section 8.2(iii) shall not exceed an amount equal to $18 million; and

(iii) the indemnification provided for in Section 8.2(iii) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 8.2(iii) thereafter), except that the indemnification by Buyer shall continue as to (A) the representations and warranties set forth in Sections 6.1, 6.2, 6.5 and 6.6 as to all of which no time limitation shall apply and (B) any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article VIII, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article VIII.

8.6. No Implied Representations. Buyer, Seller and the Shareholders acknowledge that, except as expressly provided in this Agreement, no party hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

8.7. Exclusivity. The remedies provided in this Article VIII shall be the sole and exclusive remedy of each Buyer Group Member and Seller Group Member with respect to any matter referred to in Sections 8.1 or 8.2 or otherwise in connection with the transactions contemplated by this Agreement, other than with respect to rights to equitable relief. Notwithstanding the preceding sentence, nothing in this Section 8.7 or elsewhere in this Agreement shall limit any party’s liability for fraud.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article VIII, the representations and warranties contained in this Agreement shall terminate eighteen (18) months after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in this Agreement or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

9.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement) and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller or any Shareholder, to its counsel, accountants or financial advisors). The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other parties hereto, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby, or (v) such party reasonably deems necessary to enforce its rights hereunder; provided any such disclosure shall be limited to the fullest extent practicable and shall be subject to protection of such documents, materials and protection by appropriate protective order.

9.3. No Public Announcement. Neither Buyer, any Shareholder nor Seller shall, without the approval of Buyer and Seller, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case Buyer (in the case of any press release or other public announcement by Seller or any Shareholder) and Seller (in the case of any press release or other public announcement by Buyer) shall be advised and Buyer and Seller shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

9.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or two business days after being sent by registered or certified mail or by private courier or express delivery service addressed as follows:

If to Buyer, to:

Navigant Consulting, Inc.

615 North Wabash Avenue

Chicago, IL 60611

Attention: Philip Steptoe

with a copy (which shall not constitute notice), to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 S. Dearborn

Chicago, IL 60603

Attention: Steven Sutherland

If to Seller or any Shareholder, to:

Tucker Alan Inc.

275 Battery Street, 12th Floor

San Francisco, CA 94111

Attention: Avram S. Tucker

with a copy (which shall not constitute notice), to:

Cooley Godward LLP

3000 El Camino Real

Palo Alto, CA 94304

Attention: Frederick Baron and Keith Flaum

or to such other address as such party may indicate by a notice delivered to the other party hereto.

9.5. Successors and Assigns. (a) The rights of Buyer under this Agreement shall not be assignable by Buyer without written consent of Seller (which consent shall not be unreasonably withheld or delayed); provided that Buyer may assign any of its rights hereunder to any Person that acquires Buyer or any assets which include the Business. The rights of Seller or the Shareholders shall not be assignable by Seller or Shareholders without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed); provided that notwithstanding the foregoing, Seller shall be permitted to make distributions to its shareholders of the Closing Date Cash Payment or any Deferred Cash Payment without the consent of Buyer and distributions to its shareholders of any Shares, subject to compliance with Section 7.6.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns (and, with respect to Section 8.2(v) only, the persons identified in Schedule 4.4(h) and their successors and permitted assigns). The successors and permitted assigns hereunder shall include without limitation, in the case of any party hereto, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties (and, with respect to Section 8.2(v) only, the persons identified in Schedule 4.4(h)) and successors and assigns permitted by this Section 9.5 any right, remedy or claim under or by reason of this Agreement.

9.6. Access to Records after Closing. (a) To the extent not prohibited by Requirements of Laws or Court Orders, and subject to any necessary consents of clients or other third parties, for a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Seller transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of Seller prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 9.6(a). If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition (and to the extent not prohibited by Requirements of Laws or Court Orders, and subject to any necessary consents of clients or other third parties), give Seller a reasonable opportunity, which shall not be less than thirty days, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(b) To the extent not prohibited by Requirements of Laws or Court Orders, and subject to any necessary consents of clients or other third parties, for a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 9.6(b). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition (and to the extent not prohibited by Requirements of Laws or Court Orders, and subject to any necessary consents of clients or other third parties), give Buyer a reasonable opportunity, which shall not be less than thirty days, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

9.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the letter of intent between Buyer, Seller and certain of the Shareholders relating to the transaction contemplated by this Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Buyer and Seller.

9.8. Interpretation. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

9.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by (a) in the case of a waiver as to Buyer, an authorized representative of Buyer and (b) in the case of a waiver as to Seller or any Shareholder, an authorized representative of Seller. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.10. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

9.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

9.12. Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.

9.13. Further Assurances. (a) From time to time following the Closing, Seller and each Shareholder shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (i) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (ii) which are otherwise not transferable or assignable, to use its reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder). Notwithstanding anything in this Agreement to the contrary, (A) this Agreement shall not constitute an agreement to sell, transfer, convey, assign or deliver any license, certificate, approval, authorization, agreement, contract, client engagement, client relationship, client work paper, lease, easement or other commitment that would otherwise be included in the Purchased Assets if an attempted sale, transfer, conveyance, assignment or delivery thereof without the consent of a third party thereto is not permissible under the terms, or would constitute a breach thereof and (B) until any such consent is obtained, the Purchased Assets shall not be deemed to include any such license, certificate, approval, authorization, agreement, contract, client engagement, client relationship, client work paper, lease, easement or other commitment.

(b) With respect to each Possible Excluded Matter, Seller and Buyer shall cooperate after Closing in an effort to reach a mutually satisfactory arrangement pursuant to which such Possible Excluded Matter may be transferred to Buyer or one of its subsidiaries or other Affiliates (it being understood that: (i) such arrangement: (A) may include the establishment of ethical walls, the transfer of such Possible Excluded Matter to a separate subsidiary of Buyer and/or other possible arrangements; (B) shall include indemnification by Buyer for claims relating to work performed with respect to any Possible Excluded Matter if, but only to the extent that, employees of Buyer or dual employees of Buyer and Seller perform such work; (C) shall include indemnification by Seller for claims relating to work performed with respect to any Possible Excluded Matter if, but only to the extent that, employees of Seller (who are not also employees of Buyer) perform such work; and (D) shall be structured in a tax-efficient manner to Seller so long as such structure has no significant adverse impact on Buyer; and (ii) if such an arrangement is reached, such Possible Excluded Matter (and all Deposits, client engagements, contracts or agreements with clients, client relationships, client workpapers and client lists and other assets relating thereto) shall then automatically become a Purchased Asset and the obligations and liabilities to be performed with respect to such Possible Excluded Matter after the time such Possible Excluded Matter becomes a Purchased Asset (except to the extent such liabilities and obligations, (x) but for a breach or default by Seller prior to the Closing Date, would have been paid, performed or otherwise discharged prior to the Closing Date and (y) but for a breach or default by Seller during the period after the Closing Date and prior to the time such Possible Excluded Matter becomes a Purchased Asset (to the extent such breach or default relates to work performed by employees of Seller who are not also employees of Buyer) would have been paid, performed or otherwise discharged during such period) shall automatically become “Assumed Liabilities”). If Seller and Buyer are unable to reach a mutually satisfactory arrangement providing for the transfer to Buyer or one of its subsidiaries or other Affiliates of a Possible Excluded Matter, Seller and Buyer will determine whether to terminate their respective relationships with any party to such Possible Excluded Matter or will agree to other arrangements satisfactory to each party with respect to such Possible Excluded Matter.

(c) After the Closing, if Seller receives any payment, refund or other amount which is a Purchased Asset or is otherwise properly due and owing to Buyer, Seller will promptly remit or will cause to be remitted, such amount to Buyer. After the Closing, if Buyer receives any payment, refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Seller is responsible hereunder, which is an Excluded Asset or which is otherwise properly due and owing to Seller, Buyer will promptly remit, or cause to be remitted, such amount to Seller.

9.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

9.15. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.16. Offset. The Buyer Group Members shall have the right to offset against any payment obligation they may have to Seller or any Shareholder (including without limitation any obligation to pay any Deferred Cash Payments but excluding any issuance of Shares and any payments to any Shareholder as a result of such Shareholder’s status as an employee of Buyer or its Affiliates), any unpaid claims by Buyer Group Members made in compliance with Article VIII (it being understood that: (a) at the request of Seller, the Buyer Group Members shall avail themselves of such offset right with respect to the next Deferred Cash Payment due prior to seeking indemnification directly from Seller or any Shareholder, and if such offset right shall be sufficient to compensate the Buyer Group Members for Losses and Expenses incurred pursuant to Article VIII, then the Buyer Group Members shall not seek indemnification directly from Seller or any Shareholder; and (b) with respect to any matter for which a Shareholder is not jointly and severally liable with one or more other persons or entities, the right of the Buyer Group Member to offset shall be limited to amounts owed by Buyer directly to such Shareholder). The Seller Group Members shall have the right to offset against any payment obligation they may have to Buyer, any unpaid claims by Seller Group Members made in compliance with Article VIII (it being understood that at the request of Buyer, the Seller Group Members shall avail themselves of such offset right prior to seeking indemnification directly from Buyer, and if such offset right shall be sufficient to compensate the Seller Group Members for Losses and Expenses incurred pursuant to Article VIII, then the Seller Group Members shall not seek indemnification directly from Buyer).

9.17. Submission to Jurisdiction. Seller, each Shareholder and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago and waive any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States.

9.18. Dispute Resolution. Any dispute, controversy or claim (including any dispute arising under Article VIII), whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between any Seller Group Member or Shareholder, on the one hand, and any Buyer Group Member, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be resolved in accordance with the procedures described in this Section and, if necessary, Section 9.19. The parties hereto agree to establish an internal hierarchy to facilitate resolution of these issues as set forth below:

(a) Upon written request of either Buyer, on the one hand, or Seller or any such Shareholder, on the other hand, each will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

(b) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any formal proceeding. During the discussions, all reasonable requests by a party to another party for non-privileged information reasonably related to the Dispute shall be honored in order that each party may be fully advised of the other party’s position.

(c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

(i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the Dispute does not appear likely; or

(ii) the expiration of the fifteen (15) day period immediately following the initial request to negotiate the Dispute;

provided, however, that this Section 9.18 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief pursuant to Section 9.19(i) or Section 9.20.

9.19. Arbitration. If resolution of the Dispute still cannot be achieved as contemplated by Section 9.18, the Dispute shall be settled by binding arbitration conducted in Chicago, Illinois in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as modified by the following provisions of this Agreement:

(a) If the amount in dispute exceeds $500,000, three neutral arbitrators shall be selected by the parties from the AAA panel list, one of whom shall be chosen by Seller, one of whom shall be chosen by Buyer and the third to be chosen by the two arbitrators chosen by Seller and Buyer; provided, that if the two arbitrators chosen by Buyer and Seller are unable to reach agreement with respect to the third arbitrator, the third shall be chosen in accordance with the appointment rules of the AAA. If the amount in dispute is less than $500,000, selection of one neutral arbitrator by the parties shall be from the AAA panel list and shall be chosen by Buyer and Seller together; provided, that if Buyer and Seller are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of the AAA.

(b) The arbitration process shall be conducted on an expedited basis by the regional office of the AAA located in Chicago, Illinois. Proceedings in arbitration shall begin no later than forty-five (45) days after the filing of the Dispute with the AAA and shall be scheduled to conclude no later than two-hundred seventy (270) days after the filing of the Dispute. All hearings, unless otherwise agreed to by the parties, shall be held in Chicago, Illinois.

(c) The parties hereby agree that as part of this arbitration process they may obtain and take discovery, including requests for production, interrogatories, requests for admissions, and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator(s) may, in his, her or their discretion, set parameters on the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions.

(d) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of Section 9.2.

(e) The award of the arbitrator(s) shall be made in a written opinion containing a concise analysis of the basis upon which the award was made.

(f) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(g) The parties agree that the prevailing party in any arbitration (as determined by the arbitrator(s)) shall pay the cost of any arbitration, including, without limitation, the administrative fee, the compensation of the arbitrator(s) and the expenses of any witnesses or proof produced at the direct request of the arbitrator(s).

(h) Subject to Article VIII, the parties shall each bear all their own costs and expenses, irrespective of which party is the prevailing party in the arbitration.

(i) Notwithstanding the agreements contained in Sections 9.18 and 9.19, either party may apply to a court having jurisdiction to (i) enforce this agreement to arbitrate, (ii) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved, (iii) avoid the expiration of any applicable limitations period, (iv) preserve a superior position with respect to other creditors, or (v) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of subparagraph (j) below.

(j) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

(k) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 9.19.

Notwithstanding the foregoing, Seller, each Shareholder and Buyer agree to continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

9.20. Judicial Procedure. Nothing in Sections 9.18 or 9.19 shall be construed to prevent any party from seeking from a court of competent jurisdiction a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to such Section 9.18 or 9.19.

9.21. Termination of Employment Agreements/Noncompete. Seller and each Shareholder agree that as of the Closing, any employment agreement or noncompetition agreement or arrangement between Seller and such Shareholder shall terminate and cease to be of any further force or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

NAVIGANT CONSULTING, INC.

By:	/s/ Jeffrey H. Stoecklein
Name:	Jeffrey H. Stoecklein
Its:	Vice President, Corporate Development

TUCKER ALAN INC.

By:	/s/ Avram S. Tucker
Avram S. Tucker
Chief Executive Officer

/s/ Avram S. Tucker
Avram S. Tucker

/s/ Alan Peterson
Alan Peterson

/s/ Paul Meyer
Paul Meyer

/s/ Todd Menenberg
Todd Menenberg

/s/ Jon Ahern
Jon Ahern

/s/ Greg Bingham
Greg Bingham

/s/ Debra Ombrello Bortolon
Debra Ombrello Bortolon

/s/ Michael Chase
Michael Chase

/s/ Jeff Colditz
Jeff Colditz

/s/ Bruce Darroch
Bruce Darroch

/s/ Dorn Dean
Dorn Dean

/s/ Elizabeth Dean
Elizabeth Dean

/s/ Rob Dwyer
Rob Dwyer

/s/ Joe Egan
Joe Egan

/s/ Robert Groves
Robert Groves

/s/ Bill Guernier
Bill Guernier

/s/ David Hall
David Hall

/s/ Brian Hammer
Brian Hammer

/s/ John Hansen
John Hansen

/s/ Kevin Harris
Kevin Harris

/s/ Anne Jacobs
Anne Jacobs

/s/ Patrick Killman
Patrick Killman

/s/ Greg Kipper
Greg Kipper

/s/ David Kirschbaum
David Kirschbaum

/s/ Albert Lee
Albert Lee

/s/ Cheryl Lee Van
Cheryl LeeVan

/s/ Don Lochabay
Don Lochabay

/s/ Ronald Maus
Ronald Maus

/s/ Brad McCord
Brad McCord

/s/ Neil Miltonberger
Neil Miltonberger

/s/ Quentin Mimms
Quentin Mimms

/s/ Rick Ostiller
Rick Ostiller

/s/ Tim Overman
Tim Overman

/s/ Jim Pampinella
Jim Pampinella

/s/ Jim Petterson
Jim Pettersson

/s/ Stephen Ross
Stephen Ross

/s/ David Schwickerath
David Schwickerath

/s/ Catherine Srechovich
Catherine Srechovich

/s/ Anne Viseur
Anne Viseur

/s/ Robert Wagner
Robert Wagner

/s/ Michael Wallace
Michael Wallace